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                                                                EXHIBIT NO. 99.1



FOR IMMEDIATE RELEASE


Contact:    Paul G. Gabos
            (727) 530-7700


                           LINCARE HOLDINGS ANNOUNCES
                    ADDITIONAL SHARE REPURCHASE AUTHORIZATION
            AUTHORIZATION INCREASED FROM $100 MILLION TO $225 MILLION

Clearwater, Florida (June 5, 2003) -- Lincare Holdings Inc. (NASDAQ:LNCR) today announced that on June 4, 2003, its board of directors increased the size of the Company's previously announced share repurchase program from $100 million to $225 million. As of June 4, 2003, the Company had applied approximately $5 million to acquire its shares under such authorization. Repurchases will be made through open market or privately negotiated transactions, subject to market conditions and trading restrictions.

Lincare, headquartered in Clearwater, Florida, is one of the nation's largest providers of oxygen and other respiratory therapy services to patients in the home. The Company provides services and equipment to over 420,000 customers in 47 states.

Statements contained in this release that are not based on historical facts are forward-looking statements that are based on projections and estimates regarding the economy in general, the health care industry and other factors which impact the Company. These statements involve known and unknown risks, uncertainties and other factors that may cause the Company's actual results, levels of activity, performance or achievements to be materially different from any results, levels of activity, performance or achievements expressed or implied by any forward-looking statements. The estimates relate to reimbursement by government and third party payors for the Company's products and services, the costs associated with government regulation of the health care industry and effects of competition and industry consolidation. In some cases, forward-looking statements that involve risks and uncertainties contain terminology such as "may," "will," "should," "could," "expects," "intends," "plans," "anticipates," "believes," "estimates," "predicts," "potential," or "continue" or variations of these terms or other comparable terminology.

Key factors that have an impact on the Company's ability to attain these estimates include potential reductions in reimbursement rates by government and third party payors, changes in reimbursement policies, the demand for the Company's products and services, the availability of appropriate acquisition candidates and the Company's ability to successfully complete acquisitions, efficient operations of the Company's existing and future operating facilities, regulation and/or regulatory action affecting the Company or its business, economic and competitive conditions and access to borrowed and/or equity capital on favorable terms.

In developing its forward-looking statements, the Company has made certain assumptions relating to reimbursement rates and policies, internal growth and acquisitions and the outcome of various legal and regulatory proceedings. If the assumptions used by the Company differ materially from what actually occurs,



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then actual results could vary significantly from the performance projected in the forward-looking statements. The Company is under no duty to update any of the forward-looking statements after the date of this release.